Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group reports first quarter 2013 results

Results reflect continued growth in core business and earnings;
Continued strength in capital ratios

Carmel, Ind. April 24, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced first quarter of 2013 net income of $11.9 million, or 5 cents per diluted share, and operating earnings (1) of $49.7 million, or 21 cents per diluted share. First quarter net income was significantly impacted by the loss on extinguishment of debt of $57.2 million from the previously announced completion of our tender offer to repurchase a portion of our 7.0% Convertible Senior Debentures.
"We are pleased to report that CNO continues to deliver strong performance with growing operating earnings per share, sales and premium income," CEO Ed Bonach said.  "Our consistent strong performance has enabled us to continue to generate and effectively deploy excess capital, enhancing the company's financial flexibility and supporting investment in future growth."

First Quarter 2013 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $98.1 million, up 2% from 1Q12

•	Net income per diluted share: 5 cents, compared to 21 cents in 1Q12

•	Net operating income (1) per diluted share: 21 cents compared to 15 cents in 1Q12

•	The consolidated statutory risk-based capital ratio was 366%, reflecting statutory operating earnings of $112.5 million and dividend payments to the holding company of $81 million

•	Unrestricted cash and investments held by our holding company were $244.1 million at March 31, 2013, after $139.4 million of debt and tender offer payments

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CNO Financial (2)
April 24, 2013

Quarterly Segment Operating Results

	Three months ended
	March 31,
	2013	2012
	(Dollars in millions, except per share data)
EBIT (4):
Bankers Life	$62.1	$70.5
Washington National	29.4	24.7
Colonial Penn	(5.4)	(9.8)
Other CNO Business	3.6	(2.3)
EBIT from business segments	89.7	83.1
Corporate Operations, excluding corporate interest expense	3.0	(1.8)
EBIT	92.7	81.3
Corporate interest expense	(15.1)	(17.5)
Operating earnings before tax	77.6	63.8
Tax expense on operating income	27.9	23.2
Net operating income (1)	49.7	40.6
Net realized investment gains (net of related amortization and taxes)	9.4	14.1
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	1.3	4.5
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(1.8)	—
Loss on extinguishment of debt (net of taxes)	(57.2)	(.1)
Net income before valuation allowance for deferred tax assets	1.4	59.1
Valuation allowance for deferred tax assets	10.5	—
Net income	$11.9	$59.1
Per diluted share:
Net operating income	$.21	$.15
Net realized investment gains (net of related amortization and taxes)	.04	.05
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.01	.01
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(.01)	—
Loss on extinguishment of debt (net of taxes)	(.24)	—
Valuation allowance for deferred tax assets	.04	—
Net income	$.05	$.21

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CNO Financial (3)
April 24, 2013

The following table summarizes the financial impact of significant items (as further described in the segment results below) on our 1Q13 net operating income (dollars in millions, except per share amounts):

	Three months ended
	March 31, 2013*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$62.1	$9.2	$71.3
Washington National	29.4	—	29.4
Colonial Penn	(5.4)	—	(5.4)
Other CNO Business	3.6	—	3.6
EBIT from business segments	89.7	9.2	98.9
Corporate Operations, excluding corporate interest expense	3.0	—	3.0
EBIT (4)	92.7	9.2	101.9
Corporate interest expense	(15.1)	—	(15.1)
Operating earnings before tax	77.6	9.2	86.8
Tax expense on operating income	27.9	3.2	31.1
Net operating income	$49.7	$6.0	$55.7

Net operating income per diluted share	$.21	$.02	$.23

* See page 9 for the table of Net Operating Income Excluding Significant Items for the three months ended March 31, 2012.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 1Q13 was $60.5 million, up 3 percent from 1Q12 with higher sales of life and supplemental health products being offset by lower annuity sales as a result of the low interest rate environment and product adjustments. Excluding annuities, NAP in 1Q13 was up 6 percent, driven by the introduction of our new critical illness product and an increase in agent force due to gains in agent retention.
Pre-tax operating earnings in 1Q13 compared to 1Q12 were down $8.4 million, or 12 percent. This decrease reflects an out-of-period adjustment related to the long-term care block which reduced earnings in 1Q13 by $9.2 million.
Pre-tax operating earnings in 1Q12 of $70.5 million included: (i) approximately $21 million of favorable reserve developments in the Medicare supplement and long-term care blocks; partially offset by (ii) a $10 million settlement with state securities regulators.

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CNO Financial (4)
April 24, 2013

Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly owned subsidiary and independent insurance agencies. NAP in 1Q13 was $20.6 million, up 3 percent from 1Q12 due to increased sales of supplemental health products.
Pre-tax operating earnings in 1Q13 compared to 1Q12 were up $4.7 million, or 19 percent. Such increase primarily reflects a 4 percent increase in collected premiums and a reduction in the benefit ratio for the supplemental health products.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 1Q13 was $17.0 million, down 3 percent from 1Q12. These sales were in line with our expectations and consistent with a modest reduction in advertising spend this quarter.
The pre-tax operating loss in 1Q13 compared to 1Q12 reflects improved productivity and a 6 percent growth in collected premiums.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We continue to expect this segment to report an EBIT loss of between $5 million and $10 million in 2013.
Other CNO Business consists of blocks of various insurance products that are no longer being actively marketed.
Results in 1Q13 compared to 1Q12 were favorable by $5.9 million. Pre-tax operating earnings in 1Q13 were negatively impacted by a change in the economics from certain universal life insurance policies consistent with the preliminary settlement offered in a class action lawsuit and a reduction in investment income due to lower invested assets as this segment's business runs off.
The pre-tax operating loss in 1Q12 of $2.3 million included a $20 million charge related to a tentative settlement in a class action lawsuit.
The run-off nature of the business in this segment will often result in earnings that fluctuate between periods. We continue to expect this segment to report EBIT in the range of $5 million to $20 million for 2013.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Results in 1Q13 compared to 1Q12 were favorable by $4.8 million primarily due to lower expenses and favorable investment income in this quarter.
Net expenses in 1Q12 of $1.8 million included $7 million of expense related to the relocation of Bankers Life's primary office.
Non-Operating Items
Net realized investment gains in 1Q13 were $9.4 million (net of related amortization and taxes) with no other-than-temporary impairment losses. Net realized investment gains in 1Q12 were $14.1 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $7.9 million recorded in earnings.

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CNO Financial (5)
April 24, 2013

During 1Q13 and 1Q12, we recognized an increase to earnings of $1.3 million and $4.5 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amounts reflect the changes in market interest rates used to determine the derivative's estimated fair value.
The results for 1Q13 include a $57.2 million loss on extinguishment of debt, net of taxes, related to the previously announced completion of a tender offer pursuant to which we purchased $59.3 million aggregate principal amount of our 7.0% Convertible Senior Debentures due 2016.
In 1Q13, we reduced the valuation allowance for deferred tax assets by $10.5 million resulting from the utilization of capital loss carryforwards during the period.
Book value per diluted share, excluding other comprehensive income (loss) (5), increased to $16.57 from $16.21 at December 31, 2012.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was 366% at March 31, 2013, reflecting consolidated statutory operating earnings of $112.5 million and the payment of dividends to the holding company of $81 million during the quarter. Based on our continued expectation to generate strong statutory earnings and excess capital, we anticipate total year dividend payments to the holding company of $250 million to $300 million in 2013.
CNO did not repurchase any shares of its common stock during 1Q13 under its securities repurchase program. CNO anticipates repurchasing securities in the range of $250 million to $300 million during 2013. After taking into account the $125 million paid to repurchase our convertible debentures in 1Q13, CNO currently anticipates repurchasing an additional $125 million to $175 million of its securities in 2013. As of March 31, 2013, the company had repurchase capacity under its securities repurchase program of approximately $225 million.
During 1Q2013, we also paid common stock dividends of $4.4 million.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (3) at March 31, 2013. was 19.5 percent, a decrease of 120 basis points from December 31, 2012. The decrease in such ratio primarily resulted from the completion of the tender offer and debt repayments.

Conference Call
The Company will host a conference call to discuss results on April 25, 2013 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (6)
April 24, 2013
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: March 31, 2013 - $22,115.0; December 31, 2012 - $21,626.8)	$24,894.5	$24,614.1
Equity securities at fair value (cost: March 31, 2013 - $206.0; December 31, 2012 - $167.1)	216.9	171.4
Mortgage loans	1,639.8	1,573.2
Policy loans	271.5	272.0
Trading securities	229.8	266.2
Investments held by securitization entities	1,009.9	814.3
Other invested assets	309.7	248.1
Total investments	28,572.1	27,959.3
Cash and cash equivalents - unrestricted	251.6	582.5
Cash and cash equivalents held by securitization entities	462.2	54.2
Accrued investment income	315.8	286.2
Present value of future profits	606.6	626.0
Deferred acquisition costs	654.4	629.7
Reinsurance receivables	2,879.5	2,927.7
Income tax assets, net	708.5	716.9
Assets held in separate accounts	15.5	14.9
Other assets	433.0	334.0
Total assets	$34,899.2	$34,131.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$12,867.1	$12,893.2
Traditional products	11,130.9	11,196.3
Claims payable and other policyholder funds	996.3	985.1
Liabilities related to separate accounts	15.5	14.9
Other liabilities	903.0	570.6
Investment borrowings	1,880.2	1,650.8
Borrowings related to variable interest entities	1,143.4	767.0
Notes payable – direct corporate obligations	934.2	1,004.2
Total liabilities	29,870.6	29,082.1
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: March 31, 2013 - 223,502,106; December 31, 2012 – 221,502,371)	2.2	2.2
Additional paid-in capital	4,173.2	4,174.7
Accumulated other comprehensive income	1,170.7	1,197.4
Accumulated deficit	(317.5)	(325.0)
Total shareholders' equity	5,028.6	5,049.3
Total liabilities and shareholders' equity	$34,899.2	$34,131.4
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CNO Financial (7)
April 24, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended
	March 31,
	2013	2012
Revenues:
Insurance policy income	$691.2	$686.3
Net investment income:
General account assets	351.9	345.2
Policyholder and reinsurer accounts and other special-purpose portfolios	77.7	65.6
Realized investment gains:
Net realized investment gains, excluding impairment losses	15.3	30.8
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	—	(7.9)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—
Net impairment losses recognized	—	(7.9)
Total realized gains	15.3	22.9
Fee revenue and other income	6.5	3.9
Total revenues	1,142.6	1,123.9
Benefits and expenses:
Insurance policy benefits	754.1	689.0
Interest expense	27.3	28.8
Amortization	79.3	86.6
Loss on extinguishment of debt	57.7	.2
Other operating costs and expenses	189.6	227.0
Total benefits and expenses	1,108.0	1,031.6
Income before income taxes	34.6	92.3
Income tax expense (benefit):
Tax expense on period income	33.2	33.2
Valuation allowance for deferred tax assets	(10.5)	—
Net income	$11.9	$59.1
Earnings per common share:
Basic:
Weighted average shares outstanding	222,081,000	240,895,000
Net income	$.05	$.25
Diluted:
Weighted average shares outstanding	243,467,000	297,343,000
Net income	$.05	$.21

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CNO Financial (8)
April 24, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (6)
(Dollars in millions)

	Three months ended
EBIT (4) from In-force and New Business	March 31,
	2013	2012
Bankers Life segment:
In-Force Business	$96.1	$97.1
New Business	(34.0)	(26.6)
Total	$62.1	$70.5

Washington National segment:
In-Force Business	$29.7	$27.4
New Business	(.3)	(2.7)
Total	$29.4	$24.7

Colonial Penn segment:
In-Force Business	$8.8	$6.7
New Business	(14.2)	(16.5)
Total	$(5.4)	$(9.8)

Other CNO Business segment:
In-Force Business	$3.6	$(2.3)
New Business	—	—
Total	$3.6	$(2.3)

Total Business segments:
In-Force Business	$138.2	$128.9
New Business	(48.5)	(45.8)
Total EBIT from business segments	$89.7	$83.1

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CNO Financial (9)
April 24, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions)

	Three months ended
	March 31, 2012*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$70.5	$(11.0)	$59.5
Washington National	24.7	—	24.7
Colonial Penn	(9.8)	—	(9.8)
Other CNO Business	(2.3)	20.0	17.7
EBIT from business segments	83.1	9.0	92.1
Corporate Operations, excluding corporate interest expense	(1.8)	7.0	5.2
EBIT (4)	81.3	16.0	97.3
Corporate interest expense	(17.5)	—	(17.5)
Operating earnings before tax	63.8	16.0	79.8
Tax expense on operating income	23.2	5.8	29.0
Net operating income	$40.6	$10.2	$50.8

Net operating income per diluted share	$.15	$.03	$.18

*	This table summarizes the financial impact of significant items (as described in the segment results section of this press release) on our 1Q12 net operating income.

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CNO Financial (10)
April 24, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	March 31,
	2013	2012
Bankers Life segment:
Medicare supplement and other supplemental health	$199.7	$192.8
Life	89.5	70.1
Long-term care	135.4	136.7
Annuity	165.6	184.7
Total	590.2	584.3
Washington National segment:
Supplemental health	120.3	112.9
Medicare supplement and other supplemental health	27.2	28.8
Life	3.6	4.0
Total	151.1	145.7
Colonial Penn segment:
Life	56.1	52.6
Supplemental health	1.1	1.3
Total	57.2	53.9
Other CNO Business segment:
Life	41.1	45.3
Annuity	1.0	.9
Other health	6.5	6.9
Total	48.6	53.1
Total collected premiums	$847.1	$837.0

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	March 31,
	2013	2012
Bankers Life segment:
Medicare supplement and other supplemental health	$21.9	$19.5
Life	22.5	20.3
Long-term care	6.1	7.9
Annuity	10.0	11.1
Total	60.5	58.8
Washington National segment:
Supplemental health	19.2	17.6
Medicare supplement and other supplemental health	—	.3
Life	1.4	2.0
Total	20.6	19.9
Colonial Penn segment:
Life	17.0	17.5
Total	17.0	17.5
Total new annualized premiums	$98.1	$96.2
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CNO Financial (11)
April 24, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	March 31,
	2013	2012
Bankers Life segment:
Medicare Supplement:
Earned premium	$188 million	$183 million
Benefit ratio (7)	68.5%	64.5%
PDP:
Earned premium	$9 million	$11 million
Benefit ratio (7)	74.9%	85.9%
Long-Term Care:
Earned premium	$135 million	$141 million
Benefit ratio (7)	129.4%	110.9%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	81.7%	65.5%
Washington National segment:
Medicare Supplement:
Earned premium	$27 million	$31 million
Benefit ratio (7)	65.0%	65.4%
Supplemental health:
Earned premium	$118 million	$112 million
Benefit ratio (7)	79.3%	82.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	53.1%	55.1%

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CNO Financial (12)
April 24, 2013
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, net of taxes; and (iv) loss on extinguishment of debt, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the table on page 2. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage and Private-Fee-For-Service sales are not comparable to other sales and are therefore excluded in all periods.

(3)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 15.7% and 16.6% at March 31, 2013 and December 31, 2012, respectively.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, corporate interest expense, loss on extinguishment of debt and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the table on page 2.

(5)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.50 and $22.80 at March 31, 2013 and December 31, 2012, respectively.

(6)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve

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CNO Financial (13)
April 24, 2013

increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve eventual upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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